Exhibit 99.(i)

Faegre Drinker Biddle & Reath llp
222 Delaware Ave., Suite 1410
Wilmington, DE 19801
Main: 302-467-4200

November 4, 2020

2nd Vote Funds
462 Sandcastle Road
Franklin, TN 37069

Re:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to 2nd Vote Funds, a Delaware statutory trust (the “Trust”), organized under an Agreement and Declaration of Trust dated April 14, 2020 (the “Declaration of Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a Registration Statement on Form N-1A (File Nos. 333-239127 and 811-23577) and any amendments thereto (the “Registration Statement”), of shares of beneficial interest in the 2ndVote Life Neutral Plus ETF and 2ndVote Society Defended ETF (the “Funds”), two series of the Trust. The aforesaid shares of beneficial interest are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, its by-laws and certain resolutions adopted by the sole Trustee of the Trust, and such certificates or comparable documents of public officials and officers and representatives of the Trust, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In rendering this opinion, we have assumed the authenticity of documents submitted to us as originals, the genuineness of signatures, the legal capacity of natural persons, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Trust.

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Trust, upon statements made to us in discussions with the Trust’s management and lawyers and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Shares to be registered under the Registration Statement will be, when issued against payment therefor as described therein, legally issued, fully paid and non-assessable by the Trust, and that, under Delaware law, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

In addition to any qualifications and limitations set forth above, the opinions set forth above are subject to the following limitation:

We express no opinion concerning the laws of any jurisdiction other than the Delaware Statutory Trust Act, and we express no opinion on the “blue sky” or securities law of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the filing of this opinion as an exhibit to the Registration Statement we have not certified any part of the Registration Statement and we do not admit that we otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath
FAEGRE DRINKER BIDDLE & REATH LLP

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